                                                                     EXHIBIT 6.1

                                EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") made effective as of the 14th day of May, 1998, by and between ENERGY DRILLING INDUSTRIES, INC. incorporated under the laws of the State of Nevada ("EDII"), and DANIEL DROR (the "Executive").

     WHEREAS, the Executive is presently serving as Chief Executive Officer and Chairman of the Board of Directors of EDII;

     WHEREAS, the Executive has rendered valuable service to EDII and it is the desire of the Board of Directors of EDII that the Executive continue his employment with EDII in order that the experience he has gained and the management ability he has demonstrated will continue to be available to EDII.

     WHEREAS, EDII considers the continued services of the Executive to be in the best interests of EDII and desires to induce the Executive to continue his employment with EDII on an impartial and objective basis and without distraction or conflict of interest; and

     WHEREAS, the Executive is willing to continue his employment with EDII from and after the date hereof on the basis of the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, upon the mutual promises and covenants of the parties, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

     1. EMPLOYMENT, EDII hereby employs the Executive, and the Executive hereby accepts such employment, for the period stated in Section 3 below and upon the other terms and conditions herein provided.

     2.   POSITION AND DUTIES,

          (a) EMPLOYMENT DUTIES. During the employment Period (as defined in
Section 3) the Executive agrees to serve as Chief Executive Officer of EDII, except as may be modified by the written agreement of the parties hereto. In his capacity as Chief Executive Officer; shall have supervision, control over and responsibility for, the general managements and operations of EDII, and shall perform such managerial duties and responsibilities for EDII which are customarily assumed by chief executive officers of similar corporations, and shall report directly to the Board of Directors of EDII. The Executive will perform such other duties as may from time to time be assigned to him by the respective Board of Directors of EDII, provided such duties are consistent with and do not interfere with the performance of the duties described herein and are of a type customarily performed by persons of similar titles with similar corporations. The Executive's duties shall not be altered except upon the agreement of the parties. Throughout the Employment Period, and except for illness, vacation periods and leaves of absence granted by EDII (if any), the Executive shall devote all his business time, attention, skill and efforts to the faithful performance of his duties hereunder, and shall accept such office or offices to which he may be elected by the Board of Directors of EDII or its subsidiaries.

          (b) DIRECTORSHIPS. During the Employment Period, the Board of Directors of EDII will favorably consider the nomination of Executive as a director of EDII if, in the judgment of the Board of Directors of EDII, Executive is fulfilling his duties in a manner which is believed by the Board of Directors of EDII to, and that his nomination would, be in the best interests of EDII and its stock holders.

     3.   TERM.

          (a) PERIOD OF EMPLOYMENT. The period of the Executive's employment under this Agreement shall commence as of the date hereof and shall, unless sooner terminated by the death of the Executive, mutual agreement or pursuant to Section 7(b), continue for a period of three (3) years therefrom (such period being herein referred to as the "Employment Period"); provided, however, subject to Section 3(b), and if the Employment Period has not been terminated by the death of the Executive, by mutual agreement or pursuant to
Section 7(b), that as of each May 20th (the "Anniversary Date") during the Employment Period, the Employment Period shall be extended for one year, so that at all times the Employment Period on each Anniversary Date during the term of this Agreement shall be an unexpired period of three (3) years. The last day of the Employment Period, as from time to time extended, and without regard to any early termination pursuant to Sections 7(a) or (c), is hereinafter referred to as the "Expiration Date."

          (b) TERMINATION OF AUTOMATIC EXTENSION BY NOTICE. EDII or the Executive may elect to terminate the automatic extension of the Employment Period set forth in Section 3(a) by giving written notice of such election. Any notice given hereunder shall be effective with respect to the automatic extension scheduled to occur on the next succeeding Anniversary Date following the date on which notice is given, provided, however, that such notice must precede such Anniversary Date by a period of not less than 30 days.

     4.   COMPENSATION.

          (a) SALARY AND INCENTIVE COMPENSATION. For all services rendered by the Executive in any capacity during the Employment Period under this Agreement, the Executive shall be paid as compensation (1) 100,000 shares of EDII common stock, plus (2) 2,000,000 options at $0.12 per share for 3 years, plus (3) such incentive compensation or bonus, if any, as may be awarded to the Executive from time to time by the Board of Directors of EDII. Such shares and options shall be given in accordance with EDII's standard stock and option agreement, and any such incentive compensation or bonus shall be payable in the manner and at the time specified by the Board of Directors.

          (b) REIMBURSEMENT OF EXPENSES. EDII shall pay or reimburse the Executive, in accordance with EDII's policies and requirements, for all reasonable travel and other expenses incurred by the Executive in performing his obligations under this Agreement.

     5.   PARTICIPATION IN INCENTIVE COMPENSATION AND BENEFIT PLANS.

In addition to the payments provided under this Agreement, the Executive (or his beneficiary) is and shall be entitled to benefits under any and all executive or contingent compensation, stock options, restricted stock or stock purchase plans, retirement income or pension plans, supplemental or excess benefit plans, group hospitalization, health care, or sick leave plans, life or other insurance or death benefit plans, travel and accident insurance, vacation plans, or other present or future group employee benefit plans or programs of EDII for which executive employees of EDII or any of its subsidiaries are eligible, and the Executive may be eligible to receive, during the Employment Period, all benefits and emoluments for which he is eligible under any such benefit plan or program of EDII in accordance with the provisions and requirements (including discretionary authority, where applicable) of any such plan or program.

     6.   VACATION AND SICK LEAVE.

Executive shall be entitled to be compensated for annual vacation, personal and sick leave in accordance with established EDII policy.

     7.   TERMINATION OF EMPLOYMENT.

          (a) TERMINATION WITHOUT CAUSE. Notwithstanding anything to the contrary contained in this Agreement, subject to executive receiving the compensation set forth in subsection (d) of this Section 7, EDII may terminate the Executive's employment under this Agreement at any time.

          (b) TERMINATION WITH CAUSE. EDII may terminate the Executive's employment under this Agreement at any time for cause. The Executive shall have no right to receive compensation or other benefits for any period after termination for cause. The term for "cause" shall include and shall be limited to the following events:

               (1) The Executive is convicted of a felony;

               (2) The Executive willfully and deliberately fails or refuses in a material respect to comply with a significant instruction of the Board of Directors, provided the Executive fails to cure such non-compliance within 20 days after receiving written notice of such non-compliance, other than non-compliance due to a physical or mental illness, which willful failure results in, or which in the good faith judgment of the Board of Directors may result in, demonstrable material injury and damage to EDII; or

               (3) The Executive willfully and deliberately makes material misrepresentations to the Board of Directors of EDII.

     If EDII Board of Directors determines that Executive's employment under this Agreement shall be terminated for cause, then the Board of Directors shall forthwith provide Executive with a written notice of said determination. The notice shall contain a detailed statement of the facts which constitute the particular of the cause for termination.

          (c) TERMINATION BY EXECUTIVE FOR GOOD REASON. The Executive shall be entitled to terminate his employment hereunder for "good reason". Any termination of employment hereunder under any of the following circumstances shall be for good reason, the occurrence of any of which shall be deemed a breach of this Agreement by EDII;

               (1) without the express written consent of the Executive, the Executive is assigned any substantial duties inconsistent with his positions, duties, responsibilities and status with EDII as in effect of the date hereof, his titles as in effect on the date hereof are changed, or the Executive is removed or not appointed or re-elected to any of such executive officer positions, except in connection with the termination of the Executive's employment pursuant to subsection (b) of this Section 7 of this Agreement, or as a result of his total disability or death;

               (2) EDII shall fail to observe or perform any covenant or agreement in this Agreement to be observed or performed by EDII.

               (3) Executive is not re-elected to or Executive is removed from the Board of Directors of EDII, absent the existence of "cause" as defined in Section 7(b) above;

          (d) REMEDIES FOR TERMINATION. Upon termination of the Executive's employment under this Agreement pursuant to subsections (a) or c) of this
Section 7, except modified by subsection (d)(5) of this Section 7, the Executive shall receive until the Expiration Date of the Employment Period, as extended:

                    (1) The salary set forth in Section 4, as the same may have been increased from time to time, payment of which shall be at the time provided for in this Agreement as if the Executive's employment under this Agreement had not terminated;

                    (2) annually, an amount equal to the average of the three highest annual cash incentive compensation payments made to Executive by EDII prior to such termination pursuant to subsection 7(a) or the event giving Executive the right to terminate his employment under subsection 7(c); and

                    (3) medical care, pension and similar benefits, at no cost to Executive, substantially comparable to those furnished to Executive by EDII immediately prior to termination of employment hereunder;

                    (4) the stock options granted to the Executive pursuant to this Agreement will continue in force and effect; and

                    (5) in the event that Executive becomes entitled to any payments ("Severance Payments") from EDII under this subsection (d) or otherwise which are subject to tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, EDII shall pay to Executive an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive under this subsection (d), after deduction of any Excise Tax on the Severance Payments and any Excise Tax federal, state and local income tax upon the Gross-up Payment, shall be equal to the Severance Payments before the Excise Tax.

     Any payment made by EDII under this Section shall be deemed to constitute liquidated damages and not a penalty for EDII's breach of this Agreement. Executive shall not be required to mitigate his damages hereunder by seeking employment or otherwise. Executive's right to compensation as provided in this subsection 7(d) shall continue if the Executive secures other employment.

     (6)  DISABILITY.

          If the Executive is totally disabled (as hereunder defined) prior to the expiration of the Employment Period, EDII may, on ten 10 days written notice to Executive, pay the Executive a disability benefit which is equal to the salary provided in Section 4, as the same may have been increased from time to time, received by Executive at this commencement of the Executive's total disability, reduce by the sum of (i) the amount of any benefits to which the Executive may be entitled with respect to the same period under any disability plan or pension plan, including related supplemental and excess benefit plans or agreements, of EDII and (ii) the disability benefits payable under any government regulated plan including worker's compensation benefits. Payment of such disability benefit shall commence with the week coincidence with the notice given above and shall continue until the earlier of the Expiration Date or the Executive's death. As used in this Agreement, the term "total disability" shall mean complete inability of the Executive to perform all of his duties under this Agreement, which disability shall continue for any period of three full consecutive months. Upon the termination of such total disability, the Executive shall be offered an appropriate position at Executive's established compensation and benefits level. In the event of partial disability or illness, the obligation of EDII to pay the salary of Executive pursuant to Section 4 of this Agreement shall not be affected.

     8.   WITHHOLDING OF TAXES.

          EDII may withhold from any payments under this Agreement all applicable taxes, as shall be required pursuant to any law or governmental regulation or ruling.

     9.   GENERAL PROVISIONS.

          (a) NON-ASSIGNABILITY. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive without EDII's prior written consent; provided, however, that nothing in this Section 10(a) shall preclude the executors, administrators, or other legal representatives of the estate of the Executive from assigning any right hereunder to the person or persons entitled thereto under the Executive's will or, in case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Executive's estate,

          (b) NO ATTACHMENT. Except as otherwise required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation to execution, attachment, levy or similar process or assignment by operation of law, and attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

          (c) AMENDMENT. No amendment or modification of this Agreement shall be deemed effective unless and until executed in writing.

          (d) ENTIRE UNDERSTANDING. This Agreement sets forth the entire understanding between the parties with the respect to the subject matter hereof and cancels and supersedes all prior oral and written agreements between the parties with respect to the subject matter hereof.

    10.   LEGAL EXPENSES.

          EDII shall pay all reasonable legal fees and expenses incurred by the Executive incident to obtaining or enforcing any right or benefit provided by this Agreement.

    11.   SEVERABILITY.

          If for any reason any provision of this Agreement shall be held invalid, such invalidity shall not affect any provision of this Agreement not held so invalid, and all other such provisions shall to the full extent consistent with law continue in full force and effect. If any such provision shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall likewise to the full extent consistent with law continue in full force and effect.

    12.   HEADINGS.

          The headings are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

    13.   INTERPRETATION.

          If any provision of this Agreement shall be subject of a dispute between EDII and the Executive and a court or arbitrator to which such dispute has been brought shall be unable to resolve which of two reasonable interpretations of such provision is the proper interpretation thereof, then the interpretation most favorable to the Executive shall control.

    14.   GOVERNING LAW.

          This agreement has been executed and delivered in the state of California and its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws thereof applicable to contracts executed and to be wholly performed in California.

    15.   CONSENT TO JURISDICTION.

          Executive and EDII irrevocably consent to the exclusive jurisdiction of the Superior Court in and for the County of Santa Clara, California and/or the United States District Court for the Northern District of California in any action or proceeding pursuant to this Agreement and agree to service of process in accordance with Section 17 herein.

    16.   NOTICES.

          All notices, requests, demands and other communications hereunder shall be in writing and shall have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice:

          A.   If to Executive, to:
                                        Mr. Daniel Dror
                                        601 Hanson Rd.
                                        Kemah, TX 77565-2701

          B.   If to EDII, to:
                                        Energy Drilling Industries, Inc.
                                        601 Hanson Rd.
                                        Kemah, TX 77565-2701

and to such other additional person or persons as either party shall have designated to the other party in writing by like notice.

    17.   REIMBURSEMENT OF EXPENSES.

          In the event EDII or any party other than the Executive asserts that this Agreement, in whole or in part, is unenforceable or invalid, then EDII shall reimburse Executive for any costs and expenses including, without limitation, legal fees incurred by Executive in enforcing this Agreement or defending its validity.

    18.   SUCCESSORS, BINDING AGREEMENT.

          (a) EDII will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of EDII to expressly assume and agree to perform this Agreement in the same manner and to the same extent that EDII would be required to perform it if no such succession had taken place. Failure by EDII to obtain assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of Agreement and the provisions of
Section 7(d) of this Agreement shall apply. As used in this Agreement, "EDII" shall mean EDII as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (b) This Agreement shall inure to the benefit of and be enforceable by and inure to the benefit of both EDII and its successors and assigns and the Executive and his personal or legal representatives, executors, administrators, heirs, distributee, devisees, legatees, successors and assigns. If the Executive should die while any amount is payable to the Executive under this Agreement all such amounts, unless otherwise provided herein, shall be accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there is no such designee, to the Executive's estate.

     IN WITNESS WHEREOF, EDII has caused this Agreement to be executed and its seal to be affixed hereto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, all as of the day and year first above written.

ATTEST:                                ENERGY DRILLING INDUSTRIES, INC.


                                       /s/ Rebekah Laird-Ruthstrom
                                       ---------------------------------
                                       By: Rebekah Laird-Ruthstrom
                                       Treasurer/Asst. Secretary


WITNESS:                               EXECUTIVE:

/s/ [ILLEGIBLE]
                                       /s/ Daniel Dror
                                       ---------------------------------
                                       DANIEL DROR, Employee
                                       Chief Executive Officer
                                       Chairman of Board